EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JUNE CASH DISTRIBUTION

Dallas, Texas, June 17, 2022 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.272187 per unit, payable on July 15, 2022, to unitholders of record on June 30, 2022. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	14,000	284,000	$87.02	$6.59
Prior Month Distribution	13,000	115,000	$101.14	$7.36

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Current Month Distribution

XTO Energy has advised the Trustee that gas volumes increased from prior month primarily due to out of period revenues attributable to non-operated properties in the New Mexico Royalty Interest net profits interests. This contributed to a higher cash distribution in the current month.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $29,000 on properties underlying the Texas Working Interest net profits interests primarily due to the timing of invoices. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $2.2 million, including accrued interest of $589,000.

For more information on the Trust, please visit our website at www.crt-crosstimbers.com.

*                *                 *

Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839